Reclassification  of Capital Accounts:    Effective
January  1,  1994, the Trust began  accounting  and
reporting   for   permanent   differences   between
financial and tax reporting in accordance with  the
American  Institute of Certified Public Accountants
Statement   of   Position,   93-2:   Determination,
Disclosure and Financial Statement Presentation  of
Income,   Capital  Gain  and  Return   of   Capital
Distributions by Investment Companies.  The  effect
of  adopting  the  statement  for  the  year  ended
December  31, 1995 was to decrease accumulated  net
realized   gain  and  increase  undistributed   net
investment    income   by           $4,426.     Net
investment income, net realized gains and net assets were not affected by this change.